As filed with the Securities and Exchange Commission on December 12, 2008

 Registration No. 333- [          ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
__________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                SOUND FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

United States	26-0776123
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2005 5th Avenue, Second Floor, Seattle Washington	98121
(Address of principal executive offices)	(Zip Code)

SOUND FINANCIAL, INC.
              2008 EQUITY INCENTIVE PLAN
(Full title of the plan)

Michael S. Sadow, P.C.
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership including professional corporations)
3299 K Street, NW, Suite 100
                                    Washington, D.C.  20007
(Name and address of agent for service)

                                     (202) 295-4500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	202,237 shares	$7.15 (2)	$1,445,995	$56.83(2)

______________________________
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement covers such additional shares as may be issued by reasons or stock splits, stock dividend or similar transactions.

(2)
Estimated, pursuant to Rule 457(c) and (h), solely for the purpose of calculating the registration fee. The shares being registered hereby are being registered based upon the closing sales price per share of the common stock on the Over-the-Counter Bulletin Board of $7.15 per share on December 8, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Sound Financial, Inc. 2008 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such document(s) are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Form S-8 pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act (“Prospectus”).

Item 2.  Registrant Information and Employee Plan Annual Information

Sound Financial, Inc. (the “Company” or “Registrant”) will furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Such documents are incorporated by reference in the Prospectus.  Requests should be directed to Matt Deines, Chief Financial Officer, Sound Financial, Inc. 2005 5th Avenue, Second Floor, Seattle, Washington  98121, telephone number (206) 448-0884.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement and the Prospectus, which has been or will be delivered to the participants receiving awards under the Plan:

1.	the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2007 (File No. 000-52889);

2.	the Company’s Quarterly Reports on Form 10-Q filed with the SEC for the three, six and nine months ended March 31, 2008 and June 30, 2008 and September 30, 2008 (File No. 000-52889);

3.	the Company’s proxy statement for its annual meeting of stockholders held on May 21, 2008, (File No. 000-52889) and filed with the SEC on April 21, 2008;

4.	the Company’s Current Reports on Form 8-K filed with the SEC on January 8, 2008, July 7, 2008, September 3, 2008, November 10, 2008, November 24, 2008 and November 25, 2008 (File No. 000-52889); and

5.
the description of the common stock, par value $.01 per share, of the Registrant contained in the Registrant’s Registration Statement on Form 8-A12G (File No. 000-52889) filed with the SEC on November 2, 2007, and all amendments thereto or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Section 545.121 of the Office of Thrift Supervision (OTS) regulations provides indemnification for directors and officers of Sound Community Bank, the Company’s wholly-owned operating subsidiary.  Although there are no indemnification provisions in the charter and bylaws of the Company, all the directors and officers of the Company hold the same position with Sound Community Bank and have indemnification under OTS Regulations as described below.

Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:

(a)           Any person against whom any action is brought or threatened because that person is or was a director or officer of the savings bank shall be indemnified by the savings bank for:

(i)           Any amount for which that person becomes liable under a judgment in such action; and

(ii)           Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b)           Indemnification shall be made to such person under paragraph (b) of this Section only if:

(i)           Final judgment on the merits is in his or her favor; or

(ii)           In case of:

a.           Settlement,
b.           Final judgment against him or her, or
c.           Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings bank determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings bank or its members.  However, no indemnification shall be made unless the savings bank gives the Office at least 60 days notice of its intention to make such indemnification.  Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof.  The notice period shall run from the date of such receipt.  No such indemnification shall be made if the OTS advises the savings bank in writing, within such notice period, of its objection thereto.

(c)           As used in this paragraph:

(i)           "Action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii)           "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

(iii)           "Final Judgment" means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

(iv)           "Settlement" includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

The Company believes that these provisions assist the Company in, among other things, attracting and retaining qualified persons to serve the registrant and its subsidiary.  However, a result of such provisions could be to increase the expenses of the Company and effectively reduce the ability of stockholders to sue on behalf of the Company because certain suits could be barred or amounts that might otherwise be obtained on behalf of the registrant could be required to be repaid by the Company to an indemnified party.

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by the person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions of the Charter.

Additionally, the Company has in force a directors and officers liability policy for claims directly against directors and officers and for claims where the Company is required to indemnify directors and officers.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index following the signature page.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	Include any Prospectus required by section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Seattle, State of Washington, on December 12, 2008.

SOUND FINANCIAL, INC.
By:	/s/ Laura Lee Stewart
Laura Lee Stewart
President and Chief Executive Officer
(Duly Authorized Representative)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laura Lee Stewart and Matthew P. Deines his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Tyler K. Myers	/s/ Laura Lee Stewart
Tyler K. Myers, Chairman	Laura Lee Stewart, President and CEO (Principal Executive Officer)
Date: December 12, 2008	Date: December 12, 2008
/s/ David S. Haddad, Jr.	/s/ Robert F. Carney
David S. Haddad, Jr., Director	Robert F. Carney, Director
Date: December 12, 2008	Date: December 12, 2008
/s/ Debra Jones	/s/ Milton L. McMullen
Debra Jones, Director	Milton L. McMullen, Director
Date: December 12, 2008	Date: December 12, 2008
/s/ Rogelio Riojas	/s/ James E. Sweeney
Rogelio Riojas, Director	James E. Sweeney, Director
Date: December 12, 2008	Date: December 12, 2008
/s/ Matthew P. Deines
Matthew P. Deines, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Date: December 12, 2008

EXHIBIT INDEX

Exhibit Number	Document

5	Opinion of Silver, Freedman & Taff, L.L.P. as to the validity of the securities being registered

23	Consent of Moss Adams LLP

24	Powers of Attorney (contained on signature page hereto)

99
Sound Financial, Inc. 2008 Equity Incentive Plan, filed as Appendix A to the Registrant’s proxy statement filed with the SEC on October 10, 2008, relating to the Registrant’s Special Meeting of Stockholders, is incorporated by reference herein.